Exhibit (a)(19)

Central GoldTrust Announces Appointment of Glenn Fox as Lead Trustee and
Chair of the Corporate Governance and Nominating Committee of the Board of Trustees

Reminds Unitholders to continue to REJECT the opportunistic Sprott Offer

(Toronto, ON, August 7, 2015) – Central GoldTrust (“CGT”) (symbol: TSX – GTU.UN (C$) and GTU.U (US$); NYSE MKT – GTU (US$)) today announced that Glenn Fox has been appointed as Lead Trustee and Chair of the Corporate Governance and Nominating Committee of the Board of Trustees of CGT. Mr. Fox is an economist and has been a member of the faculty and researcher at the University of Guelph since 1985 and was named a senior research fellow of the Fraser Institute in 2013. He has served as a Trustee of CGT since 2012.

Mr. Fox has agreed to assume these roles at a critical time when CGT is facing a hostile take-over bid by Sprott Asset Management LP and Sprott Physical Gold Trust (collectively, “Sprott”) for all outstanding Units of CGT (the “Sprott Offer”). Mr. Fox stated, “I am honoured to play an increased role with CGT at this important time in its history. The other Trustees and I are confident that with a fee structure that is 40% lower than Sprott, superior bullion security, vastly superior governance and Unitholder rights, more favourable tax structure and superior leverage to rising bullion prices, CGT Unitholders are clearly much better off retaining their CGT Units than accepting the Sprott Offer.”

Mr. Fox replaces Mr. Ian McAvity who stepped down as Lead Trustee of CGT and Chair of the Corporate Governance and Nominating Committee and as a member of the Special Committee of the Board of Trustees of CGT. Mr. McAvity will continue to serve as a member of the Board of Trustees of CGT.

Mr. McAvity stated, “It is unfortunate that Sprott has resorted to making disparaging attacks against me personally. I am stepping aside from these roles so that CGT Unitholders can focus on the important decision they face regarding the Sprott Offer and so that these desperate personal attacks by Sprott do not become a sideshow and distraction to CGT and its Unitholders. I look forward to continuing to support CGT and its Unitholders in my role as a Trustee of CGT.”

Bruce Heagle, Chair of the Special Committee of Independent Trustees of CGT, added: “Sprott’s hypocritical attacks on Mr. McAvity are clearly an attempt to distract Unitholders from focusing on the fact that the Sprott Offer does not provide meaningful value to CGT Unitholders. We find it very odd that Sprott’s self-serving attacks on Mr. McAvity come from a group that has no corporate governance structure, no Board of Trustees and no ability for their unitholders to oversee Sprott as manager.”

Mr. Heagle continued: “While Mr. McAvity has served the Board and Unitholders well for the past 12 years, I applaud his decision to step back from his committee roles and look forward to his continuing service to Unitholders in his role as a Trustee of CGT. I encourage all CGT Unitholders to review the Trustees’ Circular in detail prior to making any decisions regarding the Sprott Offer. We trust that our Unitholders will see the Sprott Offer for what it really is: a transparent and opportunistic attempt by Sprott to eliminate a competitor and generate additional management fees to replace fees lost as a result of significant redemptions by Sprott Physical Gold Trust investors in recent years. The Sprott Offer provides no real benefit to Unitholders, but would result in higher fees, lower bullion security, reduced governance rights and increased tax risk. As always, we thank CGT Unitholders for their support and we look forward to continuing dialogue with our Unitholders.”

Additional Information and Where to Find It

The Board of Trustees of CGT continues to strongly recommend that Unitholders REJECT the Sprott Offer, TAKE NO ACTION and NOT TENDER their Units to the Sprott Offer. The recommendation is contained in the Trustees’ Circular, which has been filed with Canadian securities regulatory authorities and a solicitation/recommendation statement (which contains the Trustees’ Circular), which has been filed with the Securities and Exchange Commission (“SEC”).  Unitholders are urged to read the Trustees’ Circular and the solicitation/recommendation statement and other relevant materials because they contain important information. The Trustees’ Circular and other filings made by CGT with Canadian securities regulatory authorities since 2003 may be obtained without charge at http://www.sedar.com and at the investor relations section of the CGT website at http://www.gold-trust.com/news.htm. The solicitation/recommendation statement and other SEC filings made by CGT may be obtained without charge at the SEC’s website at http://www.sec.gov and at the investor relations section of the CGT website at http://www.gold-trust.com/news.htm.

Unitholders who have already tendered their Units to the Sprott Offer can withdraw their Units by contacting their broker or D.F. King & Co., North America Toll-Free at 1-800-251-7519; or via email at inquiries@dfking.com

About Central GoldTrust

Central GoldTrust (established on April 28, 2003) is a passive, self-governing, single purpose trust, which invests primarily in long-term holdings of gold bullion and does not speculate in gold prices. At August 6, 2015, the Units were 99.3% invested in unencumbered, allocated and physically segregated gold bullion. Units may be purchased or sold on the Toronto Stock Exchange and NYSE MKT.

Forward-Looking Statements

Certain statements contained in this press release constitute “forward-looking statements” under United States federal securities laws and “forward-looking information” under Canadian securities laws (collectively, “Forward-Looking Statements”), including those related to: the reasons of the Board of Trustees for recommending to Unitholders the rejection of the Sprott Offer, not taking any action with respect to the Sprott Offer and not tendering any Units to the Sprott Offer; the anticipated costs, risks and uncertainties associated with the Sprott Offer, including any anticipated impacts on bullion security, governance and Unitholder rights, potential tax risks, leverage to rising gold prices and fees to be collected by Sprott; the anticipated timing, mechanics, completion and settlement of the Sprott Offer; the value of the Sprott Physical Gold Trust units that would be received as consideration under the Sprott Offer; the ability of Sprott to complete the transactions contemplated by the Sprott Offer; any anticipated results or performance of Sprott Physical Gold Trust or any other affiliates of Sprott; any anticipated changes to the market price of Sprott Physical Gold Trust units or any other securities of Sprott and their affiliates; and any anticipated future prices of gold and the Units.

CGT cautions investors about important factors that could cause actual results or outcomes to differ materially from those expressed, implied or projected in such Forward-Looking Statements. Such Forward-Looking Statements involve projections, estimates, assumptions, known and unknown risks and uncertainties which could cause actual results or outcomes to differ materially from those expressed in such Forward-Looking Statements or otherwise be materially inaccurate. No assurance can be given that these projections, estimates, expectations or assumptions will prove to be correct and any Forward-Looking Statements included in this press release should not be unduly relied upon. These Forward-Looking Statements speak only as to CGT’s beliefs, views, expectations and opinions as of the date of this press release. Except as required by applicable securities laws, CGT does not intend and does not assume any obligations to update or revise these Forward-Looking Statements, whether as a result of new information, future events or otherwise. In addition, this press release may contain Forward-Looking Statements drawn from or attributed to third party sources. Factors that could cause or contribute to such differences include, but are not limited to, those risks detailed in CGT’s filings with the Canadian securities regulatory authorities and the SEC.